Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact: Bryan J. Carey Chief Financial Officer 239-931-7285 BCarey@rtsx.com	Investors: Nick Laudico The Ruth Group 646-536-7030 NLaudico@theruthgroup.com

RADIATION THERAPY SERVICES REPORTS

SECOND QUARTER 2013 FINANCIAL RESULTS

Second Quarter 2013 Highlights:

•                  Total revenues of $178.1 million

•                  ICC and Physician Liaison programs and same market corporate development drove domestic, same-market treatments per day growth of 3.2% year-over-year

•                  Prostate treatment volumes declined 1.6% year-over-year but have stabilized, with volumes up 4% sequentially

•                  International revenues of $22.5 million, up 10.8% year-over-year

•                  Pro Forma Adjusted EBITDA of $24.8 million

Recent Business Highlights:

•                  Entered into “stalking horse” investment agreement to acquire OnCure Holdings, Inc., which would add 34 additional centers in Florida, California and Indiana

•                  Acquired Premiere Radiation Oncology/Specialists in Urology, an integrated group of urologists and radiation oncologists with 5 centers strategically located in Southwest FL, for $17.7M plus assumption of capital leases and a seller financing note

•                  Acquired a majority interest in a newly formed joint venture with Casa Grande Regional Medical Center and Cancer Treatment Services of Arizona

•                  Joint venture with Our Lady of Lourdes Health System, part of Catholic Health East, is progressing

•                  In July, closed acquisition of facility in Tijuana, Mexico and began refurbishment for planned re-launch in 1Q 2014

FORT MYERS, FL, August 7, 2013 — Radiation Therapy Services Holdings, Inc (“Radiation Therapy” or “the Company”), a leading operator of radiation therapy centers, announced today its financial results for the second quarter ending June 30, 2013.

Dr. Daniel Dosoretz, President and Chief Executive Officer, commented, “During the second quarter we experienced improved financial performance driven by our organic growth initiatives. We also made significant progress on the corporate development front which we believe will yield immediate positive and accretive results. We achieved this financial performance despite continued headwinds from both roughly 9% CMS RVU cuts for 2013 and industry wide declines in prostate treatment volumes. We were very encouraged to see prostate treatment levels stabilize in our business on a year-over-year basis and increase by roughly 4% on a sequential basis. Furthermore, our integrated cancer care and Physician Liaison initiatives have made meaningful contributions to organic volume growth. This resulted in approximately 2% growth of both total treatments and domestic same practice treatments per day, as well as growth in non-prostate treatments. When we include results from our recent same market acquisition of Premiere/SIU, treatments grew by 3.2% year-over-year. We also continued to make progress on commercial payor negotiations. The success of these programs continues to strengthen our leading position as an integrated cancer care provider, producing attractive and sustainable returns for our business.”

He continued, “Our team worked tirelessly and effectively during the quarter on some of the most significant corporate development transactions in our history.  We announced a potentially transformational acquisition and expansion with the signing of a stalking horse investment agreement to acquire OnCure, one of the largest comprehensive radiation oncology treatment networks in the United States. OnCure has partnerships with some of the most highly respected physicians in the industry and whom we believe will broaden and deepen our ability to provide world-class treatment and expand our ICC model in their markets. We have met with many of OnCure’s physicians and are encouraged by the alignment of their expertise and culture with ours. During the quarter, we completed the acquisition of Premiere Radiation Oncology/Specialists in Urology, a 14 physician, 5 center practice in the Southwest Florida market that offers significant synergy opportunities. We also closed the acquisition of a majority interest in a newly formed strategic joint venture in Casa Grande, Arizona, which will enable us to combine resources for improved patient care, better efficiency and to leverage a partnership with a local hospital. Internationally, we purchased a center in Tijuana, Mexico in July which we have closed and after refurbishing will re-open in early 2014 as this large geography’s premier source for advanced radiation therapy.”

Dr. Dosoretz concluded, “We have and will continue to take significant steps in the remainder of 2013 to further strengthen our model to ensure long term clinical leadership and treatment growth. Our leadership position in the industry continues to attract top physicians, strategic partnerships and attractive corporate development opportunities, all of which we believe positions us well for the opportunities presented by today’s dynamic healthcare services market and will lead to the continued expansion of our business for many years to come.”

Second Quarter 2013 Results

Total revenues for the second quarter of 2013 were $178.1 million, compared to $180.3 million in revenues in the same quarter of 2012. The decrease in revenue was principally due to lower reimbursement rates and the volume declines in the treatment of prostate cancer, offset by meaningful increases in non-prostate treatments, newly established ICC practices, and international revenue growth.

Domestic total treatments per day increased 3.2% in the second quarter of 2013, which includes treatment volume from our same market acquisition of SIU. This was driven by the expansion of our ICC model, increased referrals from the Company’s physician liaison program, growth in non-prostate treatments and the impact of previously acquired centers. Domestic same practice therapy revenue per treatment decreased 7.6% from the second quarter of 2012, primarily due to reductions in the reimbursement rate announced in the CMS 2013 Physician Fee Schedule, partially offset by continued improvements in managed care pricing.

Total RVUs per day at same practice domestic freestanding centers decreased 4.7% in the second quarter versus the same period of the prior year due to reductions in the reimbursement rate included in the CMS 2013 Physician Fee Schedule, in conjunction with volume declines in the treatment of prostate cancer.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) in the second quarter of 2013 was $24.8 million, or 13.0% of total pro forma revenues, compared to $28.1 million, or 15.6% of total pro forma revenues, in the second quarter of 2012. Pro Forma Adjusted EBITDA margins declined in the current quarter versus the prior year period primarily due to reductions in the Medicare reimbursement rate, volume declines in the treatment of prostate cancer, the growth and expanded development activity in establishing ICC practices, and investments made in key personnel. A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the quarters ended June 30, 2013 and 2012 is included in the attached supplemental financial information.

Income tax expense in the second quarter of 2013 was $1.4 million, compared to an income tax expense of $1.4 million in the second quarter of 2012.  The net loss for the second quarter of 2013 was $19.5 million, compared to a net loss of $19.0 million in the second quarter of 2012.

Recent Developments

In May, the Company acquired Premiere Radiation Oncology/Specialists in Urology, an integrated group of urologists and radiation oncologists with 5 centers strategically located from Naples, FL to Ft. Myers FL, for $17.7 million plus assumption of capital leases and a seller financing note. The transaction enhanced the Company’s presence in Lee and Collier County markets, providing opportunities to expand the Company’s ICC model in the region, maximize efficiencies of our physician resources across a larger footprint, and achieve important operating synergies.

In May, the Company acquired a majority interest in a newly formed joint venture with Casa Grande Regional Medical Center and Cancer Treatment Services of Arizona in Casa Grande, AZ., enhancing the Company’s provider network in the region, strengthening its competitive positioning and providing an opportunity to expand service offerings in the region.

In June, the Company entered into a “stalking horse” investment agreement to acquire OnCure Holdings, Inc. (together with its subsidiaries, “OnCure”) upon effectiveness of its plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code for approximately $125.0 million, including $42.5 million in cash (plus covering certain expenses and subject to working capital adjustments) and up to $82.5 million in assumed debt. OnCure currently provides services to a network of 11 medical groups that treat cancer patients at its 34 radiation oncology treatment centers, making it one of the largest strategically located networks of radiation oncology service providers. The Company believes the acquisition will broaden and deepen its ability to provide world-class treatment to patients and establish its integrated cancer care model in key markets across the United States. The investment agreement constitutes a lead or “stalking horse” bid in a sale process being conducted in conjunction with OnCure’s reorganization.  As such, the acquisition of OnCure by the Company remains subject to approval by the United States

Bankruptcy Court for the District of Delaware and a subsequent auction process in which other interested buyers may submit competing bids for OnCure.  Completion of the transaction, which is expected to occur prior to the end of October 2013, remains subject to competing offers, approval by the United States Bankruptcy Court, and customary closing conditions.

In July, the Company closed the acquisition of a single facility in Tijuana, Mexico. The Company is currently upgrading the facility and installing advanced radiation oncology technology ahead of its planned re-opening in early 2014. The Company expects the facility to be the most advanced cancer care center in a geographic area serving approximately 4 million people and expects it to operate at full capacity rapidly after opening.

Conference Call

Management will host a conference call on Thursday, August 8, 2013 at 10:00 a.m. ET to discuss its financial results. The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers.  In addition, a telephonic replay of the call will be available until August 22, 2013.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 418681 to access the replay.

A live webcast and webcast replay of the call will also be available from the Events section on the corporate web site at www.rtsx.com.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy is a leading provider of advanced radiation therapy and other services to cancer patients in the United States and Latin America. The Company offers a comprehensive range of radiation treatment alternatives, focused on delivering academic quality, cost-effective patient care in a personal and convenient setting. In total, the Company operates 131 treatment centers, including 100 centers located in 15 U.S. states, strategically clustered in 28 local markets. The Company also operates 31 centers located in six countries in Latin America. The Company holds market leading positions in most of its domestic local markets and abroad.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2013 and the effects of the CMS’s Final Rule for the 2013 Physician Fee Schedule on its results.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers  and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,759	$15,410
Restricted cash	5,001	—
Accounts receivable, net	90,869	86,869
Prepaid expenses	7,383	6,043
Inventories	4,365	3,897
Deferred income taxes	810	540
Other	5,834	7,429
Total current assets	126,021	120,188

Equity investments in joint ventures	781	575
Property and equipment, net	224,714	221,050
Real estate subject to finance obligation	20,465	16,204
Goodwill	504,302	485,859
Intangible assets, net	33,797	35,044
Other assets	40,695	43,381
Total assets	$950,775	$922,301

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$35,261	$27,538
Accrued expenses	50,883	46,401
Income taxes payable	2,327	2,951
Current portion of long-term debt	12,907	11,065
Current portion of finance obligation	283	287
Other current liabilities	8,625	7,684
Total current liabilities	110,286	95,926
Long-term debt, less current portion	799,028	751,303
Finance obligation, less current portion	21,839	16,905
Other long-term liabilities	23,950	22,130
Deferred income taxes	5,593	6,202
Total liabilities	960,696	892,466

Noncontrolling interests - redeemable	16,350	11,368

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,025 shares authorized, issued and outstanding	—	—
Additional paid-in capital	652,252	651,907
Retained deficit	(677,903)	(638,023)
Accumulated other comprehensive loss, net of tax	(16,526)	(11,464)
Total Radiation Therapy Services Holdings, Inc. shareholder’s (deficit) equity	(42,177)	2,420
Noncontrolling interests - nonredeemable	15,906	16,047
Total (deficit) equity	(26,271)	18,467
Total liabilities and equity	$950,775	$922,301

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
Net patient service revenue	$175,847	$178,499	$347,820	$354,047
Other revenue	2,262	1,755	4,266	3,652
Total revenues	178,109	180,254	352,086	357,699

Expenses:
Salaries and benefits	99,687	95,166	195,940	189,009
Medical supplies	14,407	16,639	30,249	32,099
Facility rent expense	10,675	9,925	20,858	19,515
Other operating expenses	10,997	9,961	21,273	18,662
General and administrative expenses	23,161	21,301	43,896	40,983
Depreciation and amortization	15,320	16,247	30,491	31,443
Provision for doubtful accounts	2,015	4,800	5,090	9,861
Interest expense, net	20,473	19,600	40,417	37,155
Gain on the sale of an interest in a joint venture	(1,460)	—	(1,460)	—
Early extinguishment of debt	—	4,473	—	4,473
Loss on foreign currency transactions	758	45	802	94
Loss (gain) on foreign currency derivative contracts	190	(374)	242	220
Total expenses	196,223	197,783	387,798	383,514

Loss before income taxes	(18,114)	(17,529)	(35,712)	(25,815)
Income tax expense	1,371	1,439	3,150	1,549

Net loss	(19,485)	(18,968)	(38,862)	(27,364)

Net income attributable to noncontrolling interests- redeemable and non-redeemable	(654)	(1,236)	(1,018)	(2,389)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(20,139)	(20,204)	(39,880)	(29,753)

Other comprehensive loss:
Unrealized loss on derivative interest rate swap agreements	—	—	—	(333)
Unrealized loss on foreign currency translation	(3,408)	(2,492)	(5,589)	(3,020)
Other comprehensive loss:	(3,408)	(2,492)	(5,589)	(3,353)

Comprehensive loss:	(22,893)	(21,460)	(44,451)	(30,717)
Comprehensive loss attributable to noncontrolling interests- redeemable and non-redeemable	(294)	(903)	(491)	(2,080)
Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(23,187)	$(22,363)	$(44,942)	$(32,797)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities
Net loss	$(38,862)	$(27,364)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	26,222	25,637
Amortization	4,269	5,806
Deferred rent expense	422	549
Deferred income taxes	(1,138)	(702)
Stock-based compensation	345	3,012
Provision for doubtful accounts	5,090	9,861
Loss on the sale/disposal of property and equipment	76	22
Gain on the sale of an interest in a joint venture	(1,460)	—
Amortization of termination of interest rate swap	—	958
Write-off of loan costs	—	525
Early extinguishment of debt	—	4,473
Termination of derivative interest rate swap agreements	—	(972)
Loss on foreign currency transactions	34	18
Loss on foreign currency derivative contracts	242	220
Amortization of debt discount	391	417
Amortization of loan costs	2,731	2,609
Equity interest in net loss of joint ventures	332	539
Distribution received from unconsolidated joint ventures	—	9
Changes in operating assets and liabilities:
Accounts receivable and other current assets	(9,677)	(18,102)
Income taxes payable	(261)	(441)
Inventories	(461)	(713)
Prepaid expenses	46	1,111
Accounts payable and other current liabilities	8,822	(2,701)
Accrued deferred compensation	656	602
Accrued expenses / other current liabilities	5,795	6,314

Net cash provided by operating activities	3,614	11,687

Cash flows from investing activities
Purchase of property and equipment	(17,769)	(16,298)
Acquisition of medical practices	(22,848)	(23,742)
Restricted cash associated with initial deposit in the potential acquisition of medical practices	(5,001)	—
Proceeds from the sale of property and equipment	4	27
Loans to employees	(153)	(115)
Contribution of capital to joint venture entities	(542)	(225)
Proceeds from the sale of equity interest in a joint venture	1,460	—
Payment of foreign currency derivative contracts	(171)	(432)
Premiums on life insurance policies	(626)	(518)
Change in other assets and other liabilities	5	7

Net cash used in investing activities	(45,641)	(41,296)

Cash flows from financing activities
Proceeds from issuance of debt	83,880	434,061
Principal repayments of debt	(45,501)	(369,903)
Repayments of finance obligation	(99)	(53)
Proceeds from noncontrolling interest holders - redeemable and non-redeemable	765	—
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(650)	(2,018)
Payments of loan costs	—	(14,225)

Net cash provided by financing activities	38,395	47,862

Effect of exchange rate changes on cash and cash equivalents	(19)	(5)

Net (decrease) increase in cash and cash equivalents	(3,651)	18,248
Cash and cash equivalents, beginning of period	15,410	10,177

Cash and cash equivalents, end of period	$11,759	$28,425

Supplemental disclosure of noncash transactions
Recorded finance obligation related to real estate projects	$5,029	$1,457
Recorded capital lease obligations related to the purchase of equipment	$78	$696
Recorded property and equipment related to the North Broward Hospital District license agreement	$—	$4,260
Recorded capital lease obligations related to the acquisition of medical practices	$8,748	$5,726
Recorded seller financing promissory note related to the acquisition of medical practices	$2,097	$—
Recorded noncash contribution of capital by noncontrolling interest holders	$4,235	$—

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Total Pro-forma Revenue and Pro-forma Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands):	2013	2012	2013	2012
Total revenues	$178,109	$180,254	$352,086	$357,699
Pro-forma full period effect of acquisitions (a)	12,729	—	28,185	7,557
Total pro-forma revenues	$190,838	$180,254	$380,271	$365,256

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(20,139)	$(20,204)	$(39,880)	$(29,753)
Income tax expense (benefit)	1,371	1,439	3,150	1,549
Interest expense, net	20,473	19,600	40,417	37,155
Depreciation and amortization	15,320	16,247	30,491	31,443
Gain on the sale of an interest in a joint venture	(1,460)	—	(1,460)	—
Early extinguishment of debt	—	4,473	—	4,473
Loss (gain) on foreign currency derivative contracts	190	(374)	242	220
Management fees (b)	223	328	481	541
Non-cash expenses (c)	1,033	3,323	2,151	3,925
Sale-lease back adjustments (d)	(355)	(246)	(660)	(490)
Acquisition-related costs (e)	2,745	1,101	3,804	1,744
Other expenses (f)	1,246	437	2,355	894
Litigation settlement (g)	888	590	1,520	1,100
Costs associated with the provision for income taxes (h)	—	532	—	532
Tradename / rebranding initiative (i)	169	317	340	317
Expenses associated with idle / closed treatment facilities (j)	499	529	978	1,478
Pro-forma full period effect of acquisition EBITDA (a)	2,626	—	5,595	2,433

Pro-forma Adjusted EBITDA (1)	$24,829	$28,092	$49,524	$57,561

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	13.0%	15.6%	13.0%	15.8%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, gain on the sale of an interest in a joint venture, early extinguishment of debt, foreign currency derivative contract loss (gain), management fees accrued to our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to repairs and maintenance, non-cash equipment rent, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums on termed physicians, franchise taxes, costs relating to consulting services on Medicare reimbursement, litigation settlements with physicians, expenses associated with the provision for income taxes, costs associated with tradename and rebranding initiatives, expenses associated with idle / closed radiation therapy treatment facilities and pro-forma full period effect of acquisition EBITDA

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions and Value Added Services contracts completed during 2012.  The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions and Value Added Services contracts had occurred at the beginning of the year.

(b) Management fees are fees accrued to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent, amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance and non-cash equipment rent.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with ASC 805, Business Combinations, including professional fees and due diligence costs relating to the acquisition of medical practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums paid on terminated physicians, franchise taxes and costs relating to consulting services on Medicare reimbursement.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2012 and 2013.

(h) Expenses related to the costs associated with process improvements in the provision for income taxes.

(i) Expenses related to the costs associated with the Company’s tradename and rebranding initiatives.

(j) Expenses associated with idle / closed radiation therapy treatment facilities.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements.  Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2013	2012	Change	2013	2012	Change
Domestic U.S.

Number of treatment days	64	64	0.0%	127	128	-0.8%

Total RVU’s - freestanding centers	2,828,004	2,969,204	-4.8%	5,546,897	5,902,036	-6.0%

RVU’s per day - freestanding centers	44,188	46,394	-4.8%	43,676	46,110	-5.3%

Percentage change in RVU’s per day - freestanding centers - same market basis	-4.7%	-4.8%		-6.1%	-5.1%

Total treatments - freestanding centers	132,139	128,005	3.2%	257,809	253,321	1.8%

Treatments per day - freestanding centers	2,065	2,000	3.2%	2,030	1,979	2.6%

Percentage change in revenue per treatment - freestanding centers - same market basis	-7.6%	-3.5%		-6.6%	-3.0%

Percentage change in treatments per day - freestanding centers - same market basis	3.2%	4.1%		1.6%	3.1%

Number of regions at period end (global)	9	9

Number of local markets at period end	28	28

Treatment centers - freestanding (global)	126	121	4.1%
Treatment centers - hospital / other groups (global)	5	5	0.0%
	131	126	4.0%

Days sales outstanding at quarter end	35	40

Percentage change in freestanding revenues — same market basis	-4.7%	0.5%		-5.8%	0.0%

Net patient service revenue - professional services only (in thousands)	$52,574	$52,293		$105,479	$101,827

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2013	2012	Change	2013	2012	Change
International

Number of new cases

2-D cases	947	1,091		1,937	2,450

3-D cases	2,539	2,304		4,784	4,327

IMRT / IGRT cases	434	343		806	779

Total	3,920	3,738	4.9%	7,527	7,556	-0.4%

###